EXHIBIT 5.1

October 21, 2024

Bullfrog AI Holdings, Inc.

325 Ellington Blvd, Unit 317

Gaithersburg, MD 20878

Re: Registered Direct Offering Pursuant to Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Bullfrog AI Holdings, Inc., a Nevada corporation (the “Company”), in connection with the Securities Purchase Agreement dated October 18, 2024 (the “Purchase Agreement”), by and between the Company and the purchaser signatory thereto (the “Purchaser”), relating to the issuance and sale by the Company to the Purchaser: (i) in a registered direct offering, 862,602 shares of the Company’s common stock (the “Shares”), par value $0.00001 per share (“Common Stock”), pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 702,398 shares of Common Stock (the “Pre-funded Warrants Shares”) with an exercise price of $0.00001 per share, at a purchase price of $2.00 per share of Common Stock and a purchase price of $1.9999 per Pre-Funded Warrant, and (ii) in a concurrent private placement, warrants (the “Common Warrants”) to purchase an aggregate of 1,565,000 shares of Common Stock (the “Common Warrant Shares”) with an exercise price of $2.00 per share, which are exercisable after six (6) months from the date of issuance for a five-year period from the Initial Exercise Date (as defined in the Purchase Agreement). Such registered direct offering and concurrent private placement are referred to herein as the “Transactions.”

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following:

1.	The Amended and Restated Articles of Incorporation of the Company;

2.	The Bylaws of the Company;

3.	The Purchase Agreement;

4.	Registration Statement on Form S-3 ((File No. 333-281341) filed by the Company with the Securities and Exchange Commission (the “Commission”) on August 7, 2024, as amended on August 15, 2024, in the form in which it became effective on August 21, 2024 (the “Registration Statement”) pursuant to the Securities Act;

5.	A prospectus supplement dated October 18, 2024, filed with the Commission pursuant to Rule 424(b)(5) promulgated under the Securities Act (the “Prospectus Supplement”), together with the base prospectus dated August 21, 2024;

6.	The placement agency agreement by and between the Company and WallachBeth Capital, LLC (the “Placement Agent”) dated October 18, 2024 (the “Placement Agency Agreement”); and

7.	Resolutions of the Board of Directors of the Company and the Pricing Committee of the Board of Directors, approving the Transactions.

1185 Avenue of the Americas | 31st Floor | New York, NY | 10036

T (212) 930 9700 | F (212) 930 9725 | WWW.SRFC.LAW

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed (i) that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and (ii) the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents, and the validity and binding effect thereof on such parties.

The opinion expressed below is limited to the federal securities laws of the United States of America and the corporate laws of the State of Nevada and we express no opinion as to the effect on the matters covered by the laws of any other jurisdiction.

Based upon and subject to the foregoing, we are of the opinion that when the Shares, the Pre-funded Warrants and the Common Warrants have been delivered to and paid for by the Purchaser as contemplated by the Purchase Agreement. On issuance, the Shares, the Pre-funded Warrants Shares and the Common Warrant Shares will be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. We also hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Sichenzia Ross Ference Carmel LLP

Sichenzia Ross Ference Carmel LLP

1185 Avenue of the Americas | 31st Floor | New York, NY | 10036

T (212) 930 9700 | F (212) 930 9725 | WWW.SRFC.LAW